FedEx Reports Strong Third Quarter Results
Raises Full-year Fiscal 2026 Earnings Outlook
On Track to Spin Off FedEx Freight on June 1, 2026

MEMPHIS, Tenn., March 19, 2026 ... FedEx Corp. (NYSE: FDX) today reported the following consolidated results for the third quarter ended February 28 (adjusted measures exclude the items listed below):

	Fiscal 2026		Fiscal 2025
	As Reported (GAAP)	Adjusted (non-GAAP)	As Reported (GAAP)	Adjusted (non-GAAP)
Revenue	$24.0 billion	$24.0 billion	$22.2 billion	$22.2 billion
Operating income	$1.35 billion	$1.62 billion	$1.29 billion	$1.51 billion
Operating margin	5.6%	6.7%	5.8%	6.8%
Net income	$1.06 billion	$1.26 billion	$0.91 billion	$1.09 billion
Diluted EPS	$4.41	$5.25	$3.76	$4.51

This year’s and last year’s quarterly consolidated results have been adjusted for:

Impact per diluted share	Fiscal 2026	Fiscal 2025
FedEx Freight spin-off costs	$0.61	$0.07
Business optimization costs	0.21	0.56
Fiscal year change costs	0.02	—
International regulatory and legacy FedEx Ground legal matters	—	0.12

Consolidated operating income improved in the third quarter, reflecting strength in U.S. domestic and International Priority package yields, continued cost savings from transformation initiatives, and increased U.S. domestic package volume. Net income includes a tax benefit of $99 million ($0.41 per diluted share) from the recognition of certain foreign tax loss carryforwards.

“Team FedEx delivered another quarter of strong financial results and excellent service for our customers, powered by disciplined operational execution, the resilience of our global network, and the accelerating impact of our advanced digital solutions,” said Raj Subramaniam, FedEx Corp. president and chief executive officer. “We are the industrial network that powers the global economy, and our network and digital transformation is enabling us to make supply chains smarter for everyone. Our strategy not only strengthens our operations but also
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drives robust free cash flow, positioning FedEx to deliver durable, long-term value for stockholders.”

Federal Express segment operating results improved during the quarter, driven by higher U.S. domestic and International Priority package yields, continued cost savings from transformation initiatives, and increased U.S. domestic package volume. These factors were partially offset by higher variable incentive compensation expenses and wage rates, the financial impacts of global trade policy changes, increased purchased transportation rates, and the MD-11 groundings.

FedEx Freight segment operating results decreased during the quarter due to increased costs associated with the company's planned spin-off, lower shipments, and higher wage rates, partially offset by increased yield.

FedEx Freight Separation On Track

The planned spin-off of FedEx Freight into a new publicly traded company is on track for June 1, 2026. On February 5, 2026, FedEx Freight completed the issuance of $3.7 billion of senior notes. FedEx Freight intends to distribute the net proceeds from the offering of the notes to FedEx Corporation as part of the consideration for FedEx Corporation’s contribution of assets to FedEx Freight in connection with the spin-off.

FedEx Freight will host an Investor Day in New York City on April 8, 2026.

InPost Offer

On February 9, 2026, FedEx announced that, together with Advent International, A&R Investments, and PPF Group, it reached a conditional agreement on a recommended all-cash offer to take InPost private at €15.60 per share. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in the second half of 2026. FedEx’s minority investment is anticipated to be accretive to FedEx earnings in the first year, with incremental accretion thereafter.

Outlook

FedEx is unable to forecast the fiscal 2026 mark-to-market (“MTM”) retirement plans accounting adjustments. As a result, FedEx is unable to provide a fiscal 2026 earnings per share (“EPS”) or effective tax rate (“ETR”) outlook on a GAAP basis and is relying on the exemption provided by the Securities and Exchange Commission (“SEC”). It is reasonably possible that the fiscal 2026 MTM retirement plans accounting adjustments could have a material effect on fiscal 2026 consolidated financial results and ETR.

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FedEx is revising its fiscal 2026 outlook, and now expects:

•A 6.0% to 6.5% revenue growth rate year over year, compared to the prior forecast of 5% to 6% growth;
•Diluted earnings per share of $16.05 to $16.85 before the MTM retirement plans accounting adjustments compared to the prior forecast of $14.80 to $16.00, and $19.30 to $20.10 after also excluding costs related to the planned spin-off of FedEx Freight, business optimization initiatives, the planned change in the company's fiscal year end, and an international regulatory matter, compared to the prior forecast of $17.80 to $19.00;
•Permanent cost reductions of more than $1 billion in transformation-related savings from structural cost reductions and the advancement of Network 2.0, compared to the prior forecast of $1 billion;
•An ETR of approximately 24% prior to the MTM retirement plans accounting adjustments, compared to the prior forecast of approximately 25%;
•Pension contributions of $275 million, compared to the prior forecast of up to $275 million; and
•Capital spending of no more than $4.1 billion, with a priority on investments in network optimization and efficiency improvement, including fleet and facility modernization and automation, compared to the December forecast of $4.5 billion.

These forecasts assume the company's current economic forecast and fuel price expectations, and no additional adverse economic, geopolitical, or international trade-related developments. FedEx’s ETR and EPS forecasts are based on current law and related regulations and guidance.

“Our third quarter results and improved financial outlook reflect the resilience of our business and outstanding execution against our strategy to drive profitable growth,” said John Dietrich, FedEx Corp. executive vice president and chief financial officer. “As we look ahead, we are very well positioned to drive higher profitability and generate strong free cash flow both this fiscal year and longer-term, supporting meaningful stockholder value creation.”

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $92 billion, the company offers integrated business solutions utilizing its flexible, efficient, and intelligent global network. Consistently ranked among the world's most admired and trusted employers, FedEx inspires its more than 500,000 employees to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities.
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FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit fedex.com/about.

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs, Form 8-Ks and Statistical Books. These materials, as well as a webcast of the earnings release conference call to be held at 5:30 p.m. EDT on March 19, are available on the company’s website at investors.fedex.com. A replay of the conference call webcast will be posted on our website following the call.

The Investor Relations page of our website, investors.fedex.com, contains a significant amount of information about FedEx, including our SEC filings and financial and other information for investors. The information that we post on our Investor Relations website could be deemed to be material information. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted.

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act, such as statements regarding expected cost savings, the optimization of our network through Network 2.0, the planned tax-free full separation of the FedEx Freight business into a new publicly traded company (the “FedEx Freight Spin-Off,”), future financial targets, business strategies, management’s views with respect to future events and financial performance, and the assumptions underlying such expected cost savings, targets, strategies, and statements. Forward-looking statements include those preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “forecasts,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends” or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate; uncertainty and additional volatility in the global trade environment; our ability to successfully implement our business strategies and global transformation program and network optimization initiatives, including Network 2.0 and Tricolor, effectively respond to changes in market dynamics, and achieve the anticipated benefits of such strategies and actions; our ability to achieve our cost reduction initiatives and financial performance goals, including our 2029 financial performance targets; our ability to successfully implement the FedEx Freight Spin-Off and achieve the anticipated benefits of such transaction; the timing and amount of any costs or benefits or any specific outcome, transaction, or change (of which there can be no assurance), or the terms, timing, and structure thereof, related to our global transformation program and other ongoing reviews and initiatives; a significant data breach or other disruption to our technology
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infrastructure; damage to our reputation or loss of brand equity; our ability to meet our labor and purchased transportation needs while controlling related costs; failure of third-party service providers to perform as expected, or disruptions in our relationships with those providers or their provision of services to FedEx; the effect of any international conflicts or terrorist activities, including as a result of the current conflicts between Russia and Ukraine and in the Middle East; evolving or new U.S. domestic or international laws and government regulations, policies, and actions, including regulatory and/or legal compliance requirements that can affect our ability to efficiently or fully utilize our aircraft; changes in fuel prices or currency exchange rates, including significant increases in fuel prices as a result of the ongoing conflicts between Russia and Ukraine and in the Middle East and other geopolitical and regulatory developments; the effect of intense competition; our ability to match capacity to shifting volume levels; an increase in self-insurance accruals and expenses; loss or delay in the collection of accounts receivable, including those related to tariffs in light of recent judicial rulings; the effect of technology developments, including autonomous technology and artificial intelligence; failure to receive or collect expected insurance coverage; our ability to effectively operate, integrate, leverage, and grow acquired businesses and complete and realize the anticipated benefits of acquisitions and other strategic transactions including FedEx's investment in InPost, as a consortium member, and related commercial agreements; noncash impairment charges related to our goodwill and certain deferred tax assets; the future rate of e-commerce growth; future guidance, regulations, interpretations, challenges, or judicial decisions related to tariffs and our tax positions; labor-related disruptions; legal challenges or changes related to service providers contracted to conduct certain linehaul and pickup-and-delivery operations and the drivers providing services on their behalf and the coverage of U.S. employees at Federal Express Corporation under the Railway Labor Act of 1926, as amended; our ability to quickly and effectively restore operations following adverse weather or a localized disaster or disturbance in a key geography; the effects of a widespread outbreak of an illness or any other communicable disease or public health crises; any liability resulting from and the costs of defending against litigation, including refunds of tariffs; our ability to achieve or demonstrate progress on our goal of carbon-neutral operations by 2040; successful completion of stock repurchases; and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and FedEx Corp.’s filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2025 and subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Contact:
Caitlin Maier
901-434-8100
mediarelations@fedex.com

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Investor Relations Contact:
Jeni Hollander
901-818-7200
ir@fedex.com
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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES

Third Quarter Fiscal 2026 and Fiscal 2025 Results

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or “reported”). We have supplemented the reporting of our financial information determined in accordance with GAAP with certain non-GAAP (or “adjusted”) financial measures, including our adjusted third quarter fiscal 2026 and 2025 consolidated operating income and margin, income taxes, net income and diluted earnings per share, adjusted third quarter fiscal 2026 and 2025 Federal Express segment operating income and margin, and adjusted third quarter fiscal 2026 FedEx Freight segment operating income and margin. These financial measures have been adjusted to exclude the effects of the following items (as applicable):

•Costs related to the planned spin-off of FedEx Freight incurred in fiscal 2026 and 2025;
•Business optimization costs incurred in fiscal 2026 and 2025;
•Costs related to the planned change in the company's fiscal year end incurred in fiscal 2026; and
•Costs related to international regulatory and legacy FedEx Ground legal matters incurred in fiscal 2025.

In December 2024, FedEx announced that its Board of Directors had decided to pursue a full separation of FedEx Freight through the capital markets, creating a new publicly traded company. The transaction, which will be implemented through the spin-off of shares of the new company to FedEx stockholders, is expected to be tax-free for U.S. federal income tax purposes for FedEx stockholders. We incurred costs associated with the planned spin-off of FedEx Freight in the third quarter of fiscal 2026 and fiscal 2025. These costs were primarily related to professional fees.

Our business optimization costs relate to the following transformation initiatives aimed to improve long-term profitability, drive efficiency within and between our transportation segments, lower our overhead and support costs, and transform our digital capabilities: our Network 2.0 program, the Europe workforce reduction plan, and DRIVE initiatives commenced in prior years. We incurred costs associated with these business optimization initiatives in the third quarter of fiscal 2026 and fiscal 2025. These costs were primarily related to professional services and severance.

In January 2025, FedEx announced that its Board of Directors had approved a change in the company’s fiscal year end from May 31 to December 31, which will
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be effective June 1, 2026. We incurred costs associated with the planned fiscal year change in the third quarter of fiscal 2026. These costs were primarily related to professional fees.

The charges incurred in connection with the international regulatory matter are extraordinary in nature and do not represent recurring expenses in our ordinary course of business. This item has been reduced in the amount of a gain recognized in the third quarter of fiscal 2025 in connection with the partial reversal of a loss accrual related to a legacy FedEx Ground legal matter that was also extraordinary in nature following a settlement.

Costs related to the planned spin-off of FedEx Freight, business optimization initiatives, the planned fiscal year change, and international regulatory and legacy FedEx Ground legal matters, are excluded from our third quarter fiscal 2026 and 2025 consolidated Federal Express segment and FedEx Freight segment non-GAAP financial measures, as applicable, because they are unrelated to our core operating performance and to assist investors with assessing trends in our underlying businesses.

The income tax effect of these costs is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the company's effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment.

We believe these adjusted financial measures facilitate analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of, or are unrelated to, the company's and our business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating the company's and each business segments' ongoing performance.

Our non-GAAP financial measures are intended to supplement and should be read together with, and are not an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of our financial statements should not place undue reliance on these non-GAAP financial measures. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP financial measures to the most directly comparable GAAP measures.
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Fiscal 2026 Earnings Per Share and Effective Tax Rate Forecasts

Our fiscal 2026 EPS forecast is a non-GAAP financial measure because it excludes fiscal 2026 MTM retirement plans accounting adjustments, the planned spin-off of FedEx Freight, estimated costs related to business optimization initiatives, the planned fiscal year change, and the partial reversal of a loss accrual related to an international regulatory matter. Our fiscal 2026 ETR forecast is a non-GAAP financial measure because it excludes the effect of fiscal 2026 MTM retirement plans accounting adjustments.

We have provided these non-GAAP financial measures for the same reasons that were outlined above for historical non-GAAP measures. Costs related to the planned spin-off of FedEx Freight, business optimization initiatives, and the planned fiscal year change, as well as the partial reversal of a loss accrual related to an international regulatory matter, are excluded from our fiscal 2026 EPS forecast for the same reasons described above for historical non-GAAP measures.

We are unable to predict the amount of the MTM retirement plans accounting adjustments, as they are significantly affected by changes in interest rates and the financial markets, so such adjustments are not included in our fiscal 2026 EPS and ETR forecasts. For this reason, a full reconciliation of our fiscal 2026 EPS and ETR forecasts to the most directly comparable GAAP measures is impracticable. It is reasonably possible, however, that our fiscal 2026 MTM retirement plans accounting adjustments could have a material effect on our fiscal 2026 consolidated financial results and ETR.

The table included below titled “Fiscal 2026 Diluted Earnings Per Share Forecast” outlines the effects of the items that are excluded from our fiscal 2026 EPS forecast, other than the MTM retirement plans accounting adjustments.
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Third Quarter Fiscal 2026

FedEx Corporation

					Diluted Earnings Per Share
	Operating		Income Taxes[1]	Net Income[2]
Dollars in millions, except EPS	Income	Margin
GAAP measure	$1,348	5.6%	$207	$1,056	$4.41
FedEx Freight spin-off costs[3]	194	0.8%	48	147	0.61
Business optimization costs[4]	65	0.3%	16	49	0.21
Fiscal year change costs[4]	8	—%	2	6	0.02
Non-GAAP measure	$1,615	6.7%	$273	$1,258	$5.25

Federal Express Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$1,572	7.4%
FedEx Freight spin-off costs	32	0.2%
Business optimization costs	67	0.3%
Fiscal year change costs	5	—%
Non-GAAP measure	$1,676	7.9%

FedEx Freight Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$8	0.4%
FedEx Freight spin-off costs	126	6.3%
Non-GAAP measure	$134	6.7%

Note: tables may not sum to totals due to rounding.

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Third Quarter Fiscal 2025

FedEx Corporation

					Diluted Earnings Per Share
	Operating		Income Taxes[1]	Net Income[2]
Dollars in millions, except EPS	Income	Margin
GAAP measure	$1,292	5.8%	$272	$909	$3.76
Business optimization costs[4]	179	0.8%	42	137	0.56
International regulatory and legacy FedEx Ground legal matters[5]	38	0.2%	9	29	0.12
FedEx Freight spin-off costs[3]	5	—%	5	17	0.07
Non-GAAP measure	$1,514	6.8%	$328	$1,092	$4.51

Federal Express Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$1,294	6.7%
Business optimization costs	92	0.5%
International regulatory and legacy FedEx Ground legal matters[5]	38	0.2%
Non-GAAP measure	$1,424	7.4%

Note: tables may not sum to totals due to rounding.

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Fiscal 2026 Diluted Earnings Per Share Forecast

		Diluted Earnings Per Share
Dollars in millions, except EPS	Adjustments
Diluted earnings per share before MTM retirement plans accounting adjustments (non-GAAP)[6]		$16.05 to $16.85

FedEx Freight spin-off costs	$700
Business optimization costs	290
Fiscal year change costs	30
International regulatory matter	(12)
Total adjustments	$1,008
Income tax effect	(228)
Net of tax effect	$780	3.25

Diluted earnings per share with adjustments (non-GAAP)[6]		$19.30 to $20.10

Notes:

1 –	Income taxes are based on the company’s approximate statutory tax rates applicable to each transaction.
2 –	Effect of “total other (expense) income” on net income amount not shown.
3 –	These expenses were recognized at FedEx Freight, Corporate, other, and eliminations, as well as Federal Express.
4 –	These expenses were recognized at Corporate, other, and eliminations, as well as Federal Express.
5 –	These expenses were recognized at Federal Express.
6 –	The MTM retirement plans accounting adjustments, which are impracticable to calculate at this time, are excluded.

# # #

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FEDEX CORP. FINANCIAL HIGHLIGHTS
Third Quarter Fiscal 2026
(In millions, except earnings per share)
(Unaudited)

	Three Months Ended			Nine Months Ended
	February 28, 2026	February 28, 2025	Percent Change	February 28, 2026	February 28, 2025	Percent Change
Revenue:
Federal Express segment	$21,154	$19,181	10	$60,703	$56,327	8
FedEx Freight segment	1,991	2,089	(5)	6,387	6,595	(3)
Other and eliminations(1)	855	890	(4)	2,623	2,784	(6)
Total Revenue	24,000	22,160	8	69,713	65,706	6
Operating Expenses:
Salaries and employee benefits	8,819	7,879	12	25,276	23,543	7
Purchased transportation	6,084	5,634	8	17,457	16,409	6
Rentals and landing fees	1,235	1,178	5	3,638	3,507	4
Depreciation and amortization	1,112	1,066	4	3,272	3,207	2
Fuel	856	889	(4)	2,618	2,911	(10)
Maintenance and repairs	771	783	(2)	2,503	2,443	2
Separation and other costs	202	5	NM	460	5	NM
Business optimization costs	65	179	(64)	162	633	(74)
Other	3,508	3,255	8	10,415	9,624	8
Total Operating Expenses	22,652	20,868	9	65,801	62,282	6
Operating income (loss):
Federal Express segment	1,572	1,294	21	4,261	3,299	29
FedEx Freight segment	8	261	(97)	458	1,012	(55)
Corporate, other, and eliminations(1)	(232)	(263)	(12)	(807)	(887)	(9)
Total Operating Income	1,348	1,292	4	3,912	3,424	14
Other (Expense) Income:
Interest, net	(138)	(116)	19	(392)	(302)	30
Other retirement plans, net	59	50	18	178	149	19
Other, net	(6)	(45)	(87)	(12)	(53)	(77)
Total Other (Expense) Income	(85)	(111)	(23)	(226)	(206)	10
Income Before Income Taxes	1,263	1,181	7	3,686	3,218	15
Provision for Income Taxes	207	272	(24)	850	774	10
Net Income	$1,056	$909	16	$2,836	$2,444	16
Diluted Earnings Per Share	$4.41	$3.76	17	$11.91	$9.99	19
Weighted Average Common and
Common Equivalent Shares	239	242	(1)	238	244	(2)
Capital Expenditures	$955	$997	(4)	$2,335	$2,582	(10)

1 – Includes the FedEx Office, FedEx Logistics, and FedEx Dataworks operating segments.

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FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

Third Quarter Fiscal 2026
(In millions, except share data)

	February 28, 2026
	(Unaudited)	May 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$8,008	$5,502
Restricted cash	3,680	—
Receivables, less allowances	11,807	11,368
Spare parts, supplies, and fuel, less allowances	631	602
Prepaid expenses and other	1,351	914
Total current assets	25,477	18,386
Property and Equipment, at Cost	90,106	87,622
Less accumulated depreciation and amortization	48,567	45,980
Net property and equipment	41,539	41,642
Other Long-Term Assets
Operating lease right-of-use assets, net	16,391	16,453
Goodwill	6,758	6,603
Other assets	4,568	4,543
Total other long-term assets	27,717	27,599
	$94,733	$87,627
LIABILITIES AND COMMON STOCKHOLDERS' INVESTMENT
Current Liabilities
Current portion of long-term debt	$2,422	$1,428
Accrued salaries and employee benefits	3,079	2,731
Accounts payable	4,154	3,692
Operating lease liabilities	2,624	2,565
Accrued expenses	5,008	4,995
Total current liabilities	17,287	15,411
Long-Term Debt, Less Current Portion	22,831	19,151
Other Long-Term Liabilities
Deferred income taxes	3,841	4,205
Pension, postretirement healthcare, and other benefit obligations	1,682	1,698
Self-insurance accruals	4,320	4,033
Operating lease liabilities	14,145	14,272
Other liabilities	823	783
Total other long-term liabilities	24,811	24,991
Commitments and Contingencies
Common Stockholders' Investment
Common stock, $0.10 par value, 800 million shares authorized	32	32
Additional paid-in capital	4,614	4,290
Retained earnings	42,864	41,402
Accumulated other comprehensive loss	(1,220)	(1,362)
Treasury stock, at cost	(16,486)	(16,288)
Total common stockholders' investment	29,804	28,074
	$94,733	$87,627
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FEDEX CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Third Quarter Fiscal 2026
(In millions)
(Unaudited)

	Nine Months Ended
	February 28, 2026	February 28, 2025
Operating Activities:
Net income	$2,836	$2,444
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,272	3,207
Other, net	3,027	2,969
Changes in operating assets and liabilities, net	(3,475)	(4,103)
Cash provided by operating activities	5,660	4,517
Investing Activities:
Capital expenditures	(2,335)	(2,582)
Purchase of investments	(427)	(197)
Proceeds from sale of investments	254	77
Proceeds from asset dispositions and other investing activities, net	73	42
Cash used in investing activities	(2,435)	(2,660)
Financing Activities:
Proceeds from debt issuances	4,689	—
Principal payments on debt	(714)	(89)
Proceeds from stock issuances	774	472
Dividends paid	(1,028)	(1,008)
Purchases of common stock	(796)	(2,517)
Other	(49)	(30)
Cash provided by (used in) financing activities	2,876	(3,172)
Effect of exchange rate changes on cash	85	(51)
Net increase (decrease) in cash and cash equivalents, and restricted cash	6,186	(1,366)
Cash, cash equivalents, and restricted cash at beginning of period	5,502	6,501
Cash, cash equivalents, and restricted cash at end of period	$11,688	$5,135

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FEDERAL EXPRESS SEGMENT FINANCIAL HIGHLIGHTS
Third Quarter Fiscal 2026
(Dollars in millions)
(Unaudited)

	Three Months Ended				Nine Months Ended
	February 28, 2026	February 28, 2025	Percent Change		February 28, 2026	February 28, 2025	Percent Change
Revenue:
Package:
U.S. priority	$2,901	$2,646	10		$8,511	$7,800	9
U.S. deferred	1,590	1,386	15		4,259	3,736	14
U.S. ground	9,860	8,986	10		27,687	25,298	9
Total U.S. domestic package revenue	14,351	13,018	10		40,457	36,834	10
International priority	2,361	2,097	13		7,002	6,534	7
International economy	1,488	1,465	2		4,353	4,413	(1)
Total international export package revenue	3,849	3,562	8		11,355	10,947	4
International domestic(1)	1,153	1,078	7		3,545	3,380	5
Total package revenue	19,353	17,658	10		55,357	51,161	8
Freight:
U.S.	297	286	4		904	1,238	(27)
International priority	627	551	14		1,839	1,717	7
International economy	538	470	14		1,648	1,462	13
Total freight revenue	1,462	1,307	12		4,391	4,417	(1)
Other	339	216	57		955	749	28
Total revenue	21,154	19,181	10		60,703	56,327	8
Operating expenses:
Salaries and employee benefits	7,231	6,390	13		20,571	18,920	9
Purchased transportation	5,665	5,196	9		16,218	15,064	8
Rentals and landing fees	1,057	1,002	5		3,098	2,975	4
Depreciation and amortization	971	926	5		2,856	2,779	3
Fuel	751	777	(3)		2,290	2,566	(11)
Maintenance and repairs	670	672	—		2,180	2,106	4
Separation and other costs	37	—	NM		60	—	NM
Business optimization costs	67	92	(27)		95	341	(72)
Intercompany allocations	(206)	(199)	4		(668)	(591)	13
Other	3,339	3,031	10		9,742	8,868	10
Total operating expenses	19,582	17,887	9		56,442	53,028	6
Operating income	$1,572	$1,294	21		$4,261	$3,299	29
Operating margin	7.4%	6.7%	70	bp	7.0%	5.9%	110	bp

1 – International Domestic revenue relates to international intra-country operations.

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FEDERAL EXPRESS SEGMENT OPERATING HIGHLIGHTS
Third Quarter Fiscal 2026
(Unaudited)

	Three Months Ended			Nine Months Ended
	February 28, 2026	February 28, 2025	Percent Change	February 28, 2026	February 28, 2025	Percent Change
PACKAGE STATISTICS
Avg. daily package volume (ADV) (000s)(1):
U.S. priority	1,679	1,588	6	1,671	1,597	5
U.S. deferred	1,268	1,162	9	1,154	1,048	10
U.S. ground commercial	4,234	4,181	1	4,298	4,260	1
U.S. ground home delivery/economy	8,315	7,887	5	7,583	7,092	7
Total U.S. domestic ADV	15,496	14,818	5	14,706	13,997	5
International priority	566	558	1	570	592	(4)
International economy	599	583	3	566	552	3
Total international export ADV	1,165	1,141	2	1,136	1,144	(1)
International domestic(2)	1,794	1,908	(6)	1,875	1,930	(3)
Total ADV	18,455	17,867	3	17,717	17,071	4
Revenue per package (yield):
U.S. priority	$27.43	$26.44	4	$26.82	$25.70	4
U.S. deferred	19.89	18.94	5	19.42	18.77	3
U.S. ground	12.47	11.82	5	12.26	11.73	5
U.S. domestic composite	14.70	13.95	5	14.48	13.85	5
International priority	66.16	59.65	11	64.70	58.11	11
International economy	39.45	39.92	(1)	40.48	42.03	(4)
International export composite	52.44	49.57	6	52.63	50.35	5
International domestic(2)	10.20	8.96	14	9.95	9.22	8
Composite package yield	$16.65	$15.69	6	$16.44	$15.77	4
FREIGHT STATISTICS
Average daily freight pounds (000s):
U.S.	2,006	2,201	(9)	2,103	3,440	(39)
International priority	4,922	4,485	10	4,891	4,625	6
International economy	11,480	10,990	4	11,743	11,387	3
Total average daily freight pounds	18,408	17,676	4	18,737	19,452	(4)
Revenue per pound (yield):
U.S.	$2.35	$2.06	14	$2.26	$1.89	20
International priority	2.02	1.95	4	1.98	1.95	2
International economy	0.74	0.68	9	0.74	0.68	9
Composite freight yield	$1.26	$1.17	8	$1.23	$1.20	3
Operating weekdays	63	63	—	190	190	—
1 – ADV is calculated on a 5-day-per-week basis.
2 – International Domestic Statistics relate to international intra-country operations.

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FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Third Quarter Fiscal 2026
(Dollars in millions)
(Unaudited)

	Three Months Ended				Nine Months Ended
	February 28, 2026	February 28, 2025	Percent Change		February 28, 2026	February 28, 2025	Percent Change
FINANCIAL HIGHLIGHTS
Revenue	$1,991	$2,089	(5)		$6,387	$6,595	(3)
Operating expenses:
Salaries and employee benefits	977	939	4		2,935	2,899	1
Purchased transportation	193	202	(4)		591	602	(2)
Rentals	74	72	3		224	215	4
Depreciation and amortization	112	113	(1)		335	335	—
Fuel	104	112	(7)		327	344	(5)
Maintenance and repairs	73	85	(14)		243	255	(5)
Separation and other costs	126	—	NM		287	—	NM
Intercompany charges	134	142	(6)		449	433	4
Other	190	163	17		538	500	8
Total operating expenses	1,983	1,828	8		5,929	5,583	6
Operating income	$8	$261	(97)		$458	$1,012	(55)
Operating margin	0.4%	12.5%	(1210)	bp	7.2%	15.3%	(810)	bp

OPERATING STATISTICS
Operating weekdays	62	62	—		188	188	—
Average daily shipments (000s):
Priority	55.6	58.2	(5)		59.3	61.2	(3)
Economy	24.6	26.9	(9)		26.6	28.2	(6)
Total average daily shipments	80.2	85.1	(6)		85.9	89.4	(4)
Weight per shipment (lbs):
Priority	929	935	(1)		931	943	(1)
Economy	918	877	5		911	870	5
Composite weight per shipment	926	917	1		925	920	1
Revenue per shipment:
Priority	$365.19	$360.68	1		$361.86	$359.19	1
Economy	414.19	408.56	1		410.05	405.72	1
Composite revenue per shipment	$380.24	$375.81	1		$376.81	$373.85	1
Revenue per hundredweight:
Priority	$39.32	$38.57	2		$38.88	$38.11	2
Economy	45.11	46.59	(3)		44.99	46.66	(4)
Composite revenue per hundredweight	$41.08	$41.00	—		$40.75	$40.66	—